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                                                                   EXHIBIT 10.15


                        TECHNICAL CONSULTANCY AGREEMENT

BETWEEN:

                             BENTHOS, INC. (BENTHOS)
                             North Falmouth, Massachusetts

AND:

                             William D. McElroy (The Consultant)
                             Marine Systems Technology, Inc.
                             Falmouth, Massachusetts


DATED:                       October 1, 1996

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This Agreement supersedes all previous agreements, defines the terms and conditions under which the Consultant, William D. McElroy, shall provide services to BENTHOS and defines the rights and obligations of the parties as part of this agreement.

A. RELATIONSHIP

1. The relationship of the Consultant to BENTHOS is that of an independent contractor and not that of an employee of BENTHOS. All expenses for the operation of the Consultant's business shall be borne by the Consultant. The Consultant is solely responsible for the Consultant's employees and for their actions.

2. The Consultant has no authority to commit BENTHOS in any matter, cause, or undertaking without the prior written consent of BENTHOS; and, similarly, BENTHOS has no authority to commit the Consultant in any matter, cause or undertaking beyond the scope of this Agreement, without the prior written consent of the Consultant. Any business travel BENTHOS may wish the Consultant to do on its behalf shall be arranged by mutual agreement of both parties.

3. The Consultant has no authority to make, vary, alter, enlarge, or limit contracts or letters of intent, or to make representations or guarantees not specifically authorized in writing by BENTHOS. The Consultant has no authority to bind BENTHOS to any contract of employment, and no authority to receive payments on behalf of BENTHOS.

4. Upon a breach of any of the terms and conditions of this Agreement by either party, or should either party become insolvent, bankrupt, make an assignment or trust mortgage for the benefit of creditors, or enter into a receivership, this Agreement may be terminated immediately at the option of the other party by written notice to the other.

5. The failure of either party to enforce at any time, or for any period of time, provisions of the Agreement shall not be construed as a waiver of such provisions or of the right of each party to enforce the terms of this Agreement.


B. DURATION OF AGREEMENT

This Agreement is effective October 1, 1996 and remains effective indefinitely. If either party wishes to terminate the contract, written notice shall be provided from one party to the other at least one year prior to the desired termination date. This Agreement may be terminated immediately by mutual agreement of both the Consultant and BENTHOS.

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C. SCOPE OF WORK

1. The primary scope of work of the Consultant under the terms of this Agreement is to provide engineering services to BENTHOS. This support shall include development of new products, the enhancement of existing products, technical assistance in marketing products, and technical assistance in generating and maintaining the documentation used for manufacturing.

2. Any material, special test equipment or travel expenses required to accomplish the work performed under this Agreement shall either be supplied by BENTHOS or paid for by BENTHOS at the Consultant's cost. No such material commitments shall be made by the Consultant without the approval of BENTHOS. Any material or special equipment paid for by BENTHOS will become the property of BENTHOS.

3. The actual scheduling of the tasks will be made by mutual agreement with the Consultant. The Consultant will provide an average of 24 hours per week of engineering services. If effort above the level contracted for in this Agreement is required to meet the needs of BENTHOS, additional hours can be authorized by BENTHOS.


D. REMUNERATION

BENTHOS agrees to remunerate the Consultant at the initial rate of $64.00 per hour. This rate will be adjusted annually on October 1st of each succeeding year of the Agreement. The rate will be changed by the same percentage BENTHOS budgets for its average employee salary adjustments for the fiscal year starting on the respective October 1st. This remuneration shall be the extent of BENTHOS' financial responsibility.

E. AMENDMENTS

The Agreement may be modified, abridged or amended only by a documents or documents in writing signed by both BENTHOS and the Consultant.

F. REPORTS

During the first week of each month the Consultant shall submit to BENTHOS a written report of his activities with respect to BENTHOS for the preceding month and of his planned work for the next month.
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G. CONFIDENTIAL INFORMATION

Through the work performed for BENTHOS, the Consultant may have had or may have access to confidential know-how, business documents or information, marketing data, client lists and trade secrets which are company confidential or considered proprietary to BENTHOS. The Consultant agrees not to disclose, directly or indirectly (except as required by law), any Proprietary Information to any person not employed by BENTHOS without permission from the Engineering Manager or the President of BENTHOS, and, in all such cases, only to the extent required in the course of the Consultant's services to BENTHOS.

At the termination of this Agreement, the Consultant shall deliver to BENTHOS all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control, and shall not retain or use copies or summaries of this information.

H. USE OF BENTHOS STOCKROOM

The Consultant may purchase mechanical, electrical, and electronic components from the BENTHOS stockroom at BENTHOS' standard cost. Purchases are to be approved by either the BENTHOS Manufacturing Manager or Materials Manager to assure non-interference with BENTHOS' operations. Any items purchased from the BENTHOS stockroom are for the Consultant's use in product development efforts and are not for resale as separate items.

I. USE OF BENTHOS PRESSURE TEST AND TEST POOL FACILITIES

The Consultant may use the BENTHOS pressure test facility or the BENTHOS test pool on a not to interfere basis. The only charge for the use of these facilities will be for technician services which will be charged at the current published rate. A technician is required for the operation of the pressure test facility. A technician is not required for the use of the test pool facility.

J. NEW DEVELOPMENTS

The Consultants shall promptly and fully disclose in writing to BENTHOS, or such other person as BENTHOS may designate, all ideas, designs, programs, methods, inventions, improvements, discoveries and writings, including any modifications or improvements of products, new products or applications thereof, whether or not patentable or copyrightable, and whether or not reduced to practice, made or conceived by him (either solely or in collaboration with others) which may arise as part of the work performed for BENTHOS under the scope of this Agreement. The Consultant acknowledges that all such New Developments are the exclusive property of BENTHOS and hereby agrees to assign all right, title and interest in and to such New Developments to BENTHOS.

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K. CONFLICT OF INTEREST

The Consultant agrees that while this Agreement is active the Consultant shall not knowingly provide consulting services to any other company to develop products directly competitive with those BENTHOS sells as standard products or is developing for future sales.

L. AGREEMENT ACCEPTANCE SIGNATURES


Benthos,Inc.              John L. Coughlin     1/9/97
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William D. McElroy        William D. McElroy   1/13/97
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